UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2007

Unit Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	1-9260	73-1283193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7130 South Lewis, Suite 1000, Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 493-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events.

Item 8.01 Other Events.

On February 13, 2007, Unit Corporation issued a press release announcing its 2006 year end reserves. Unit Petroleum Company had record reserves of 475.9 Bcfe which includes 11.6 million barrels of oil and natural gas liquids and 406.4 Bcf of natural gas. Total proved reserves, annual production and wells drilled were all records. The company replaced 221% of its 2006 oil and natural gas production, meeting its goal of replacing more than 150% of its annual production with new oil and natural gas reserves for the 23rd consecutive year.

Unit Drilling Company's fourth quarter rig utilization was 106.7 rigs, which was relatively flat compared to the fourth quarter of 2005, and rig utilization for the year averaged 109.0 rigs, an increase of 7% compared to the average utilization in 2005. Fourth quarter dayrates averaged $19,767 per day, which is $208 per day or 1% higher than the company's third quarter 2006 dayrate average. Current dayrates average $19,555 per day or $212 per day lower than the fourth quarter average.

Superior Pipeline Company's fourth quarter 2006 gathering volumes were 253,776 MMBtu per day, a 41% increase over the fourth quarter of 2005. Processing volumes for the fourth quarter of 2006 were 45,504 MMBtu per day, an 87% increase from the comparable quarter of 2005. Gathering volumes for the year were 247,537 MMBtu per day, a 74% increase from 2005, while processing volumes for the year were 31,833 MMBtu per day, a 4% increase over 2005.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Shell Company Transactions.

Not Applicable

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release announcing Unit Corporation's 2006 year end reserves and contract drilling and natural gas gathering operations update.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unit Corporation
Date: February 13, 2007	By:/s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release announcing Unit Corporation's 2006 year end reserves and contract drilling and natural gas gathering operations update.